Exhibit 99.2

CPS TECHNOLOGIES CORP.

Statements of Operations (Unaudited)

	Fiscal Quarters Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2023	2022	2023	2022
Revenues:
Product sales	$6,285,041	$6,748,117	$20,803,447	$20,471,574
Total Revenues	6,285,041	6,748,117	20,803,447	20,471,574

Cost of product sales	5,049,177	4,864,876	15,126,621	14,796,206
Gross Profit	1,235,864	1,883,241	5,676,826	5,675,368

Selling, general and administrative expense	1,105,227	1,174,581	4,121,099	3,750,131
Operating income (loss)	130,637	708,660	1,555,727	1,925,237

Interest income (expense), net	78,181	(1,892)	176,325	(6,245)
Other income (expense), net	(1,228)	645,594	(4,130)	649,628
Net income (loss) before income tax expense	207,590	1,352,362	1,727,922	2,568,620
Income tax provision (benefit)	36,509	364,497	497,137	706,211)
Net income	$171,081	$987,865	$1,230,785	$1,862,409
Net income per basic common share	$0.01	$0.07	$0.08	$0.13
Weighted average number of basic common shares outstanding	14,517,364	14,434,468	14,487,873	14,417,995
Net income per diluted common share	$0.01	$0.07	$0.08	$0.13
Weighted average number of diluted common shares outstanding	14,636,241	14,686,476	14,632,591	14,683,632

CPS TECHNOLOGIES CORP.
Balance Sheets (Unaudited)

	September 30,	December 31,
	2023	2022
ASSETS

Current assets:
Cash and cash equivalents	$8,778,856	$8,266,753
Accounts receivable-trade, net	5,006,451	3,777,975
Accounts receivable-other	17.043	685,668
Inventories, net	4,827,957	4,875,901
Prepaid expenses and other current assets	337,476	211,242
Total current assets	18,967,783	17,817,539
Property and equipment:
Production equipment	11,195,993	10,770,427
Furniture and office equipment	952,883	952,883
Leasehold improvements	985,649	985,649
Total cost	13,134,525	12,708,959

Accumulated depreciation and amortization	(11,810,209)	(11,446,901)
Construction in progress	206,693	64,910
Net property and equipment	1,531,009	1,326,968
Right-of-use lease asset	367,000	466,000
Deferred taxes, net	1,645,467	2,069,436
Total assets	$22,511,259	$21,679,943

	October 1,	December 31,
	2022	2022
LIABILITIES AND STOCKHOLDERS` EQUITY

Current liabilities:
Note payable, current portion	57,457	43,711
Accounts payable	2,151,127	1,836,865
Accrued expenses	1,067,293	820,856
Deferred revenue	1,675,086	2,521,128
Lease liability, current portion	159,000	157,000
Total current liabilities	5,109,963	5,379,560
Note payable less current portion	8,655	54,847
Deferred revenue-long term	31,277	231,020
Long term lease liability	208,000	309,000
Total liabilities	5,357,895	5,974,427

Commitments (note 4)

Stockholders` equity:
Common stock, $0.01 par value, authorized 20,000,000 shares; issued 14,601487 and 14,460,486, respectively; outstanding 14,519,215 and 14,450,470, respectively; at September 30, 2023 and December 31, 2022;	146,015	144,605
Additional paid-in capital	40,151,794	39,726,851
Accumulated deficit	(22,894,307)	(24,125,092)
Less cost of 82,272 and 10,016 common shares repurchased, respectively; at September 30, 2023 and December 31, 2022	(250,138)	(40,848)
Total stockholders` equity	17,153,364	15,705,516
Total liabilities and stockholders` equity	$22,511,259	$21,679,943